EXHIBIT 99.1

[BIOSOURCE INTERNATIONAL]


                                                CONTACT:
                                                Charles Best
                                                Chief Financial Officer
                                                BioSource International, Inc.
                                                 chuckb@biosource.com
                                                 (805) 383-5249


Thursday October 25, 7:00 am Eastern Time

PRESS RELEASE

SOURCE: BIOSOURCE INTERNATIONAL, INC.

BIOSOURCE INTERNATIONAL, INC. ANNOUNCES THIRD QUARTER 2001 FINANCIAL RESULTS AND STOCK REPURCHASE PROGRAM

     CAMARILLO, Calif.--(BUSINESS WIRE)--Oct. 25, 2001--BioSource International, Inc. (Nasdaq:BIOI - NEWS), announced today its operating results for the quarter and nine months ended September 30, 2001.

     Net income available to common stockholders for the three months ended September 30, 2001 was $266,000 or $.02 per diluted share and $790,000 or $.07 per diluted share for the nine months ended September 30, 2001. This compares to a net loss attributable to common stockholders of ($2,946,000) or ($.35) per diluted share for the three months ended September 30, 2000 and ($2,926,000) or ($.37) per diluted share for the nine months ended September 30, 2000.

     Proforma net income per fully diluted share for the three months ended September 30, 2001, excluding goodwill amortization and $429,000 of expenses related to an employee severance package and an employee termination was $.09 per share ($.05 per share assuming a normalized tax rate of 31%) and proforma net income per fully diluted share for the nine months ended September 30, 2001, excluding goodwill amortization and $701,000 of expenses related to an employee severance package, an employee termination and an expense recovery from a non-cash stock compensation adjustment, was $.21 per share ($.17 per share assuming a normalized tax rate of 31%).

     Net sales for the quarter ended September 30, 2001 increased $437,000, or 5.4%, (6.3% after eliminating the $75,000 negative impact of foreign exchange) to $8.6 million


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when compared to net sales for the quarter ended September 30, 2000. Net sales for the nine months ended September 30, 2001 increased $1,514,000, or 6.2%, (7.5% after eliminating the $321,000 negative impact of foreign exchange) to $26.0 million when compared to net sales for the nine months ended September 30, 2000.

     For the three and nine months ended September 30, 2001, the Company achieved revenue growth in North America of 8.2% and 9.6%, respectively, as compared to the similar periods last year. European sales for the three and nine months ended September 30, 2001 increased 11.3% (15.3% in local currency) and 5.4% (10.5% in local currency) as compared to the similar periods last year. Sales in Japan and the rest of the world decreased 15.9% and 7.0% for the three and nine months ended September 30, 2001 as compared to similar periods in the prior year.

     As a result of the terrorist attacks of September 11, 2001, four shipping days were lost due to the grounding of aircraft in the United States and 8-9 working days following September 11 saw a slowdown in our normal daily sales activity. As a result, management estimates that sales for the three months ended September 30, 2001 were approximately $175,000 less than they otherwise would have been without the occurrence of those incidents.

     Gross profit margin was 56% for each of the three and nine months ended September 30, 2001 compared to 58% and 60% for the three and nine months ended September 30, 2000, respectively. The decrease in gross profit margin for the three and nine months ended September 30, 2001 compared to the comparable prior year periods was due to higher infrastructure cost within manufacturing, increased depreciation expense, and increased raw material costs.

     Selling, marketing and administration expense for the three months ended September 30, 2001 was $3.6 million compared to $4.7 million for the three months ended September 30, 2000, a decrease of $1,100,000. As a percentage of sales, selling, marketing and administrative expenses represented 41% and 58% for the three months ended September 30, 2001 and 2000, respectively. In the quarter ended September 30, 2001, in addition to our investment in personnel and increased marketing programs of $580,000, we incurred additional increased costs of $429,000 related to an employee severance package and an employee termination. These increased costs were offset by higher increased costs of $2,100,000 in the third quarter of 2000 including transition costs and a non-cash stock compensation charges from the hiring of a new CEO in September of 2000 and legal costs related to an employee termination.

     Selling, marketing and administration expense for the nine months ended September 30, 2001 were $10.5 million compared to $10.2 million for the nine months ended September 30, 2000, an increase of $300,000. As a percentage of sales, selling, marketing and administrative expenses represented 40% and 42% for the nine months ended September 30, 2001 and 2000 respectively. In the nine months ended September 30, 2001, in addition to our investment in personnel and increased marketing programs of $2,200,000, we incurred


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additional costs of $1,089,000 related to an employee severance package and legal costs related to an employee termination as well as $388,000 of a net expense reduction from a non-cash stock compensation adjustment. These increased costs were offset by higher increased costs during the nine months ended September 30, 2000 including a $523,000 charge related to a failed follow on offering in the second quarter of 2000 and $2,100,000 of costs in the third quarter of 2000, including transition costs and a non-cash stock compensation charge resulting from the hiring of a new CEO in September of 2000, and legal costs related to an employee termination.

     Research and development expense for the three and nine months ended September 30, 2001 was $1,051,000 and $2,930,000, respectively, as compared to $872,000 and $2,593,000 for the comparable periods in 2000. As a percentage of sales, research and development expenses were 12% for the three months ended September 30, 2001 and 11% for every other period presented. The increase in expenses for the three and nine months ended September 30, 2001 when compared to the comparable prior year periods reflects the Company's continued efforts on new product development.

     The tax rate for the nine months ending September 30, 2001 benefited from R & D and other tax credits which when applied to the lower income for the period resulted in a benefit for the quarter.

     With the conversion of preferred stock into common stock in September of 2000, the Company incurred a $2,384,000 charge for non-cash preferred stock dividends and accretion related to a beneficial conversion feature for the three months ended September 30, 2000. For the nine months ended September 30, 2000 the Company incurred a charge for non-cash preferred stock dividends and accretion related to a beneficial conversion feature totaling $3,853,000.

     "There are unprecedented opportunities for BioSource in the genomics and proteomics fields," stated Len Hendrickson, the Company's newly appointed President and Chief Executive Officer. "I am pleased to join BioSource at this exciting time. With the release of our Luminex based multiplex assays and the new signal transduction products including several novel ELISA assays, we are initiating our programs to exploit these opportunities. I look forward to working with our entire staff to see these through to fruition.

     "During the third quarter of 2001, BioSource completed its oligonucleotide production facility located in its Camarillo facility," said Hendrickson. "We intend to produce certain oligonucleotides to cGMP. I am pleased to announce that we have received our first orders for products produced in this facility in October. Also, during the third quarter, we finalized a renegotiated Japanese distribution agreement which will facilitate future sales growth in Japan."

     The Company also announced that the Board of Directors has approved a stock repurchase program. The Board has authorized the Company to repurchase up to $5,000,000


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of its common stock. The repurchases are to be made at the discretion of management and can be made at any time, as market conditions warrant. "The Board believes that the price at which the Company's common stock is currently trading is not a proper reflection of its value," said Jean-Pierre Conte, the Company's Interim Chairman. "We believe that using the Company's excess cash to repurchase shares is an attractive way to increase long-term shareholder value in this market," he said. The Company said the buy-back program would end June 30, 2003, unless extended.

     The Company will conduct a conference call today at 10:00 a.m. Pacific time. All interested parties may call 212/346-0157, reservation number 19832944 to participate in the call.

     BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

     This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying patterns issues, one-time events and other important factors disclosed previously and from time to time our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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
                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             Threeand Nine Months Ended September 30, 2001 and 2000
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                      Three Months Ended   Nine Months Ended
                                          September 30,       September 30,
                                        2001      2000      2001      2000
                                      --------  --------  --------  --------
Net sales                             $  8,587     8,150    26,004    24,490
Cost of sales                            3,761     3,395    11,397     9,711
                                      --------  --------  --------  --------
 Gross profit                            4,826     4,755    14,607    14,780

Operating expenses:
 Research and development                1,051       872     2,930     2,593
 Sales and marketing                     1,806     1,325     5,552     4,065
 General and administrative              1,751     3,420     4,918     6,183
 Amortization of intangibles               275       275       824       818
                                      --------  --------  --------  --------
    Total operating expenses             4,883     5,892    14,224    13,660
                                      --------  --------  --------  --------
Operating income (loss)                    (57)   (1,137)      384     1,120

Interest income (expense), net              85        13       328      (180)
Other income (expense), net                (28)      (47)       47        47
                                      --------  --------  --------  --------
Income (loss) before
 income taxes                               (0)   (1,171)      760       987
Provision for (benefit from)
 income taxes                             (266)     (609)      (30)       60
                                      --------  --------  --------  --------
    Net income (loss)                      266      (562)      790       927
Redeemable preferred stock
 dividend and accretion
  of beneficial conversion                  --    (2,384)       --    (3,853)
                                      --------  --------  --------  --------
Net income (loss) available
 to common stockholders               $    266    (2,946)      790    (2,926)
                                      ========  ========  ========  ========
                                            --        --        --        --
Net income (loss) per share
 available to common stockholders
 Basic                                $   0.03     (0.35)     0.08     (0.37)
                                      ========  ========  ========  ========
 Diluted                              $   0.02     (0.35)     0.07     (0.37)
                                      ========  ========  ========  ========
Shares used to compute net income
 (loss) available to
   common stockholders
  Basic                                 10,443     8,362    10,400     7,997
                                      ========  ========  ========  ========
  Diluted                               10,868     8,362    11,003     7,997
                                      ========  ========  ========  ========


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
                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except for share amounts)
                                   (Unaudited)

                                                 Sept. 30,  Dec. 31,
                                                     2001      2000
                                                 --------  --------
                                ASSETS
Current assets:
 Cash and cash equivalents                       $ 10,846    10,633
 Accounts receivable, less allowance
  for doubtful accounts
   of $214 at Sept. 30, 2001 and
    $143 at Dec. 31, 2000                           5,963     5,611
 Inventories, net                                   6,790     6,693
 Prepaid expenses
  and other current assets                          1,242     1,261
 Deferred income taxes                              2,317     2,222
                                                 --------  --------
    Total current assets                           27,158    26,420

Property and equipment, net                         4,848     4,353
Intangible assets net of accumulated
 amortization of $3,103
  at Sept. 30, 2001 and
   $2,279 at Dec. 31, 2000                         11,928    12,752
Other assets                                          432       382
Deferred tax assets                                 6,457     6,457
                                                 --------  --------
                                                 $ 50,823    50,364
                                                 ========  ========

                  LIABILITIES AND STOCKHOLDERS EQUITY

Current liabilities:
 Accounts payable                                $  3,286     3,275
 Accrued expenses                                   2,559     2,688
 Deferred income                                      253       314
 Income tax payable                                    --        41
                                                 --------  --------
    Total current liabilities                       6,098     6,318

Stockholders' equity:

Common stock, $.001 par value.
 Authorized 20,000,000 shares: issued
  and outstanding 10,443,607 shares
   at Sept. 30, 2001; issued 10,616,889
    shares and outstanding 10,326,458
     shares at Dec. 31, 2000                           10        10
Additional paid-in capital                         49,307    49,304
Accumulated deficit                                (2,281)   (3,071)
Accumulated other comprehensive loss               (2,312)   (2,197)
                                                 --------  --------
    Net stockholders' equity                       44,725    44,046
                                                 --------  --------
                                                 $ 50,823    50,364
                                                 ========  ========


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